EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Blitz IL MergeSub, Inc.*	Delaware
Molina Healthcare Data Center, LLC	New Mexico
Molina Healthcare of Arizona, Inc.*	Arizona
Molina Healthcare of California	California
Molina Healthcare of Florida, Inc.	Florida
Molina Healthcare of Georgia, Inc.*	Georgia
Molina Healthcare of Illinois, Inc.	Illinois
Molina Healthcare of Kentucky, Inc.*	Kentucky
Molina Healthcare of Louisiana, Inc.*	Louisiana
Molina Healthcare of Maryland, Inc.*	Maryland
Molina Healthcare of Michigan, Inc.	Michigan
Molina Healthcare of Mississippi, Inc.	Mississippi
Molina Healthcare of Nevada, Inc.*	Nevada
Molina Healthcare of New Mexico, Inc.	New Mexico
Molina Healthcare of New York, Inc.	New York
Molina Healthcare of North Carolina, Inc.*	North Carolina
Molina Healthcare of Ohio, Inc.	Ohio
Molina Healthcare of Oklahoma, Inc.*	Oklahoma
Molina Healthcare of Pennsylvania, Inc.*	Pennsylvania
Molina Healthcare of Puerto Rico, Inc.	Puerto Rico/Nevada
Molina Healthcare of South Carolina, Inc.	South Carolina
Molina Healthcare of Tennessee, Inc.*	Tennessee
Molina Healthcare of Texas, Inc.	Texas
Molina Healthcare of Texas Insurance Company	Texas
Molina Healthcare of Utah, Inc.	Utah
Molina Healthcare of Virginia, Inc.*	Virginia
Molina Healthcare of Washington, Inc.	Washington
Molina Healthcare of Wisconsin, Inc.	Wisconsin
Molina Clinical Services, LLC	Delaware
Molina Holdings Corporation*	New York
Molina Hospital Management, LLC	California
Molina Pathways, LLC	Delaware
Molina Care Connections, LLC+	Texas
Molina Youth Academy*	California
Oceangate Reinsurance, Inc.*	Utah
Pathways Community Corrections, LLC	Delaware

*	Non-operational entity

+	Wholly owned subsidiary of Molina Pathways, LLC